Exhibit 16.1

April 3, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by American International Holdings Corp. under Item 4.01(a) of Form 8-K dated April 3, 2023. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of American International Holdings Corp. contained therein.

Very truly yours,

/s/ M&K CPA’s, PLLC

M&K CPA’s, PLLC